Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Madrigal Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(r)	2,653,845(2)	$260.00	$689,999,700	0.00014760	$101,844
Fees to Be Paid	Equity	Pre-funded warrants to purchase common stock	Rule 457(r)	2,653,845	$260.00(3)	—(3)	0.00014760	—(3)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$689,999,700		$101,844
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$101,844

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rules 456(b) and 457(r) under the Securities Act the registrant initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-256666), filed on June 1, 2021.

(2)

Includes 346,153 shares of common stock that the underwriters have an option to purchase and 1,557,692 shares of common stock that are issuable upon exercise of the pre-funded warrants referenced below.

(3)

Represents the sum of the pre-funded warrants sales price of $259.9999 per pre-funded warrant and the exercise price of $0.0001 per share issuable pursuant to the pre-funded warrants. Pursuant to Securities and Exchange Commission staff interpretation, the entire fee is allocated to the common stock underlying the pre-funded warrants.